Exhibit 23.0
Consent of Independent Registered Public Accounting Firm
The Board of Directors
FTI Consulting, Inc:

We consent to the incorporation by reference in the registration statements No. 333-218558 and No. 333-238898 on Form S-8 of FTI Consulting, Inc. of our reports dated February 25, 2021, with respect to the consolidated balance sheets of FTI Consulting, Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of FTI Consulting, Inc.

Our report on the consolidated financial statements refers to the Company’s adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 842, Leases.

/s/ KPMG LLP
McLean, Virginia
February 25, 2021